Contacts:
Community Central Bank Corp. – Ray Colonius - P:586 783-4500
Marcotte Financial Relations – Mike Marcotte - P:248 656-3873

COMMUNITY CENTRAL BANK CORPORATION
ANNOUNCES 2007 and 4th Quarter Results                        For Immediate Release

MOUNT CLEMENS, Mich., February 1, 2008 -- Community Central Bank Corporation (NGM:CCBD), the holding company for Community Central Bank, today reported earnings for 2007 and the results for the fourth quarter of the year.

Net income for the twelve months ended December 31, 2007 was $724,000, or $0.19 per diluted share compared to net income of $2,096,000, or $0.51 per diluted share for 2006. The results for the fourth quarter of 2007 were impacted by a $2.6 million provision for loan losses, resulting in a net loss of $1,067,000, or a $0.29 loss per diluted share. Net income for the fourth quarter ended December 31, 2006 was $152,000 or $0.04 per diluted share.

David A. Widlak, President and CEO commented, “The large provision was necessary given the declining property values as a result of Michigan's economic conditions. Unfortunately, several long-term local builder customers were hit hard by the Michigan economic downturn. Several of these builders hope to be able to work out of these difficulties, but prudence dictates that we recognize the economic realities. Residential developer loans represented approximately 5% or $20.3 million of our total loan portfolio at December 31, 2007. The specific allowance for those loans we identified requiring reserves in this group was $2.9 million. We know that we are not alone among local financial institutions in facing this issue. We do feel fortunate, however, that we have a relatively small percentage of residential development loans as part of our total portfolio."

Widlak went on, “Despite the challenging quarter as a result of the increased provision, we are encouraged by the progress we have made in executing our business plan objectives, one of which has been the diversification of revenue from interest income. Our Wealth and Trust divisions have been providing an increased source of fee income for the Corporation. Total revenue from Wealth and Trust services amounted to $686,000 in 2007 versus $328,000 in 2006, or an increase of 109%.”

Widlak concluded, “We continue to focus on strategies to generate core deposits and increase our market share of Wealth and Trust services. The addition of a new branch location in Grosse Pointe Woods, Michigan, which is anticipated to open this spring, will represent the second branch location in this upscale market and is expected to contribute to both of these important goals. We continue to work on cost controls throughout our organization with total noninterest expense decreasing 4.5% in 2007, but believe increased diversified revenue growth is critical to lasting increased performance. The Bank and Corporation are both “Well-Capitalized” and have regulatory capital available for growth. Looking forward, we continue to structure the Corporation to take advantage of growth opportunities and believe we can successfully manage those challenges presented to us.”

More

Community Central Bank Corporation - 2

Net interest income for 2007 was $12.2 million compared to $12.6 million in 2006. The decrease was driven by higher overall interest costs from February 2007 to June of 2007 before the redemption of the subordinated debentures in June of 2007. Additionally, the reversal of interest income on loans placed in nonaccrual status in 2007 also contributed to the decline of net interest income.  Net interest income for the fourth quarter 2007 of $3.0 million, decreased slightly compared to $3.1 million for the fourth quarter of 2006 and can be attributed to the reversal of interest income on loans placed into nonaccrual status during the fourth quarter of 2007.

Noninterest income for 2007 was $5.7 million, an increase of $757,000 compared to 2006. This increase was primarily attributable to the net change in the fair value of financial assets and liabilities as measured under the fair value option under Statement of Financial Accounting Standards (SFAS) 159, which totaled $1.4 million on a pretax basis or $919,000 after tax. The Corporation issued an $18 million subordinated debenture in February, 2007 and this instrument was chosen for fair value accounting treatment as part of the early adoption of the new accounting standard which led to the increase in income.  The dramatic widening of market credit spreads experienced in the third quarter increased the relative fair value of this financial liability dramatically. The Corporation hedges and protects itself from changes in interest rates with an off balance sheet interest rate swap which is also accounted for under SFAS 159. The hedge does not cover changes in credit spreads, which typically occur over much longer periods of time then we are currently experiencing.  Changes in credit spreads are not easily predictable and changes in credit spreads may cause adverse changes in the fair value of this instrument and a possible loss of income in the future. Income from the gains on the sale of residential mortgages of $2.4 million, decreased $1.0 million from 2006, or 29.9% and was reflective of the decline in home sales experienced in the Midwest region. Wealth and Trust Management income, which includes fiduciary income and fees and commission on wealth management, totaled $686,000 in 2007 versus $328,000 in 2006, or an increase of 109%. Deposit service charge income of $419,000, increased $62,000, or 17.4% from 2006 primarily from increased service charge fees and a broadened branch base. Net realized losses from the sale of securities were $74,000 for 2007 and were attributable to restructuring activities in the available for sale security portfolio.

Noninterest income for the fourth quarter of 2007 was $1.3 million compared to $1.2 million for the fourth quarter of 2006. Wealth and Trust Management income of $199,000 increased $86,000, or 76.1%, compared to the fourth quarter of 2006.  The increase in Wealth and Trust Management income was related to increases in assets under management over the same respective time period. Service charge income of $134,000 for the fourth quarter increased $42,000 over the fourth quarter of 2006.

More

Community Central Bank Corporation - 3

Additional increases in other income were the result of increases in Bank Owned Life Insurance, ATM fee income and net unrealized gains in the fair value of assets and liabilities accounted for under SFAS 159.

Noninterest expense was $13.9 million for 2007, a decrease of 4.5%, or $656,000 from 2006.  Salaries, benefits and payroll taxes of $7.9 million represented the largest decline in noninterest expense, declining $807,000, or 9.9% from 2006. This was attributable to reductions in staffing levels within the mortgage company subsidiary, coupled with an overall reduction in mortgage company origination commissions as the result of lower mortgage origination volumes. Premises and fixed asset expense of $1.8 million during 2007 decreased $59,000, or 3.2% from the prior period. Other operating expense of $4.2 million increased $273,000 or 7.0% from 2007 from increases in legal, audit and the scheduled increase in FDIC insurance premiums.

Noninterest expense was $3.5 million for fourth quarter of 2007, a decrease of $340,000 or 8.8% resulting primarily from reductions in salary and benefits from staff reductions, primarily in the Mortgage Company subsidiary.  This decrease was partially offset with increases in other operating expenses from those items mentioned above.

At December 31, 2007, the Corporation’s total assets were $520.3 million, an increase of 3.0% compared to December 31, 2006. Total loans ended 2007 at $389.9 million, an increase of $22.6 million of 6.2%. The largest increase occurred in the commercial loan real estate portfolio which increased $28.3 million or 12% over 2006. The largest decrease in total loans occurred in the residential real estate portfolio which declined $11.7 million or 16.2% from sales and maturities. The Corporation sells most of the residential mortgages it generates.  Sales may be made with servicing released or retained, dependent on the nature of the customer relationship. Total deposits of $328.6 million decreased $27.2 million during 2007. The decrease primarily occurred in time deposits which represented $18.4 million, or 67.7% of the total decrease. The Corporation has placed less emphasis on this form of funding and utilized FHLB advances for replacement funding, which were approximately 100 basis points lower in incremental funding costs compared to in-market time deposits. The decrease in demand deposits and money market accounts was attributable to competitive market pressures and timing.

The Corporation’s nonperforming assets to total assets increased to 3.56% at December 31, 2007 compared to 0.96% at December 31, 2006 primarily as the result of the addition of the residential developer loans. At December 31, 2007, $9.7 million of approximately $20.3 million of the Corporation’s residential developer loans were classified as nonaccrual loans. Nonaccrual residential developer loans comprised 57% of the Corporation’s total nonaccrual loans at December 31, 2007. The Corporation continues to carefully monitor the performance of all of its loans. The allowance for loan losses compared to total loans at December 31, 2007 was 1.64% and the allowance for loan losses to nonperforming loans at that date was 36.21%.

More

Community Central Bank Corporation – 4

The Corporation recently paid a $0.06 cash dividend, on January 1, 2008, to shareholders of record on December 1, 2007.

Community Central Bank Corporation is the holding company for Community Central Bank in Mount Clemens, Michigan. The Bank opened for business in October 1996 and serves businesses and consumers across Macomb, Oakland, Wayne and St. Clair counties with a full range of lending, deposit, trust, wealth management, and Internet banking services. The Bank operates three full service facilities, in Mount Clemens, Rochester Hills, and Grosse Pointe Farms, Michigan. Community Central Mortgage Company, LLC, a subsidiary of the Corporation and Bank, operates locations servicing the Detroit metropolitan area and Northwest Indiana. River Place Trust and Community Central Wealth Management are divisions of Community Central Bank. Community Central Insurance Agency, LLC is a wholly owned subsidiary of Community Central Bank.

Forward-Looking Statements. This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include: changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors;
changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; our ability to successfully integrate acquisitions into our existing operations, and the availability of new acquisitions, joint ventures and alliance opportunities; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors included in Community Central Bank Corporation's filings with the Securities and Exchange Commission, available free via EDGAR. The Corporation assumes no responsibility to update forward-looking statements.

More
(financial schedules follow)

Community Central Bank Corporation (NGM:CCBD)
Summary of Selected Financial Data

	Three months ended December 31,		Twelve months ended December 31,

	Unaudited	Unaudited	Unaudited	Unaudited
	2007	2006	2007	2006
	(In thousands)		(In thousands)
OPERATIONS
Interest income
Loans	$6,990	$7,035	$27,904	$26,732
Taxable securities	772	801	3,018	3,203
Tax-exempt securities	305	307	1,402	1,241
Federal funds sold	60	133	601	299

Total interest income	8,127	8,276	32,925	31,475

Interest expense
Deposits	3,377	3,905	14,138	13,586
Rep Agreement and Fed Funds	274	127	912	432
FHLB Advances	1,125	953	4,059	3,936
ESOP loan interest	1	2	6	10
Subordinated debentures	352	237	1,620	928

Total interest expense	5,129	5,224	20,735	18,892

Net Interest Income	2,998	3,052	12,190	12,583

Provision for credit losses	2,600	300	3,600	550
Net Interest Income after Provision	398	2,752	8,590	12,033

Noninterest income
Fiduciary income	115	87	437	289
Fees and commission wealth management	84	26	249	39
Deposit service charges	134	92	419	357
Net realized security gains	(30)	11	(74)	8
Mortgage banking income	523	746	2,365	3,376
Other income	468	214	2,296	866

Total noninterest income	1,294	1,176	5,692	4,935

Noninterest expense
Salaries, benefits and payroll taxes	1,871	2,411	7,898	8,768
Occupancy expense	462	479	1,806	1,865
Other operating expense	1,169	952	4,149	3,876

Total noninterest expense	3,502	3,842	13,853	14,509

Income (loss) before taxes	(1,810)	86	429	2,459

Provision for income taxes	(743)	(66)	(295)	(363)

Net Income (Loss)	$(1,067)	$152	$724	$2,096

more

Community Central Bank Corporation (NGM:CCBD)
Summary of Selected Financial Data - continued

	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006
PER SHARE DATA
Basic earnings per share	$(0.29)	$0.04	$0.19	$0.52
Diluted earnings per share	$(0.29)	$0.04	$0.19	$0.51
Book value per share	$8.90	$9.12	$8.90	$9.12
Basic average shares outstanding (000’s)	3,725	4,006	3,833	4,014
Diluted average shares outstanding (000’s)	3,740	4,071	3,875	4,081
Actual shares outstanding (000’s)	3,733	4,021	3,733	4,021

Net interest margin (fully tax-equivalent)	2.59%	2.66%	2.68%	2.83%

Average and outstanding shares have been retroactively adjusted for stock dividends.

Condensed Balance Sheet

	Unaudited December 31, 2007	Audited December 31, 2006
	(In thousands)
Assets
Cash and equivalents	$9,183	$24,726
Investments	73,313	86,473
Trading Securities	20,115	---
Residential mortgage loans held for sale	4,848	3,441
Loans	389,912	367,282
Allowance for loan losses	(6,403)	(3,815)
Other Assets	29,337	26,921

Total Assets	$520,305	$505,028

Liabilities and stockholders’ equity
Deposits	$328,635	$355,856
Repurchase agreements	32,659	15,688
Federal Home Loan Bank Advances	104,495	83,528
Other liabilities	3,691	2,981
Subordinated debentures	17,597	10,310
Stockholders’ equity	33,228	36,665

Total Liabilities and Stockholders’ Equity	$520,305	$505,028

Condensed balance sheet data contains adjustments for fair value option SFAS 159

OTHER DATA

Allowance for loan losses to total loans	1.64%	1.04%
Allowance for loan losses to nonperforming
loans	36.21%	80.67%
Nonperforming loans to total loans	4.54%	1.29%
Nonperforming assets to total assets	3.56%	0.96%
Stockholders’ equity to total assets	6.39%	7.26%
Tier 1 Leverage Ratio	8.37%	9.01%

###